Exhibit 10.4

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) was originally entered into on the 24th day of June, 2021, by and between The Bank of Princeton (“Employer” or “TBoP”), a banking corporation organized under the laws of the state of New Jersey with its principal office at 183 Bayard Lane, Princeton, NJ 08540; and Jeffrey T. Hanuscin, (“Employee”). This Agreement is hereby amended and restated effective June 21, 2023 (“Effective Date”) to add Princeton Bancorp, Inc., parent bank holding company of TBoP (the “Company”), as a party to this Agreement. As of the Effective Date the term “Employer” shall also include the Company.

BACKGROUND

WHEREAS, Employee, as of the Effective Date, is employed by Employer; and

WHEREAS, to continue to encourage Employee’s dedication to his assigned duties in the face of potential distractions arising from the prospect of a Change in Control, the Employer wishes to provide certain payments in the event Employee is terminated involuntarily without Cause or voluntarily for Good Reason within twelve (12) months of a Change in Control.

NOW, THEREFORE, for good and valuable consideration, which the parties to this Agreement acknowledge to be legally sufficient, Employer and Employee, intending to be legally bound, agree as follows:

1. Definitions.

(a) Cause. For purposes of this Agreement, “Cause”, with respect to the termination by Employer of Employee’s employment shall mean (i) the willful and continued failure by Employee to perform his or her duties for Employer under this Agreement after at least one warning in writing from the Board or its designee identifying specifically any such failure; (ii) willful misconduct of any type by Employee, including, but not limited to, the disclosure or improper use of Employer’s confidential information or proprietary data, which causes or may cause material injury to Employer, as specified in a written notice to Employee from the Board or its designee; (iii) Employee’s conviction of, or plea of guilty or nolo contendre to, a crime (other than a traffic violation); or (iv) Employee’s material violation of any published policy of Employer including, but not limited to, those policies which pertain to the use, possession, or being under the influence, of illegal drugs, alcohol, or any prescription drug which was not prescribed to Employee. No act or failure to act on the part of Employee shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 1(a) unless done, or omitted to be done, by Employee without a reasonable belief that the action or omission was in the best interest of Employer.

(b) Change in Control: shall mean the occurrence of any of the following events:

(i) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more (the “CIC Percentage”) of the combined voting power of the Company’s then-outstanding securities; provided, however, that if such Person first obtains the approval of the Company board of directors to acquire the CIC Percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC Percentage ownership of the combined voting power of the Company’s then-outstanding securities without having first obtained the approval of the Company board of directors; or

(ii) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then-outstanding securities, whether or not the Company board of directors shall have first given its approval to such acquisition; or

(iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company board of directors (the “Incumbent Directors”) cease for any reason to constitute a majority of the Company board of directors; provided, however, that any new directors whose election, nomination for election by the Company’s stockholders or appointment was approved by a vote of at least one-half of the directors then still in office who either were directors at the beginning of the period or whose election, nomination or appointment was previously so approved shall be considered Incumbent Directors; and further provided, however, that no individual shall be considered an Incumbent Director if such individual’s election, nomination or appointment to the Company board of directors was in connection with an actual or threatened “election contest” (as described in Rule 14a-12(c) under the Exchange Act) with respect to the election or removal of directors (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company board of directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any such Election Contest or Proxy Contest; or

(iv) the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as their ownership immediately prior to the merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the directors of the Company prior to such merger or consolidation constitute at least a majority of the board of directors of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(v) the sale or disposition by the Company of all or substantially all the Company’s assets provided, however, that in no event shall a reorganization of the Company or TBOP solely within its corporate structure constitute a Change in Control.

(c) Good Reason: shall mean the occurrence of any of the following without the Employee’s advance written consent —

(i) a material diminution of the Employee’s base compensation,

(ii) a material diminution of the Employee’s authority, duties, or responsibilities,

(iii) a change by more than fifty (50) miles in the geographic location at which the Employee must perform services.

provided, however, that within ninety (90) days after the initial existence of such event, the Employer shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Employee. The Employee’s resignation hereunder for Good Reason shall not occur later than sixty (60) days following the initial date on which the event the Employee claims constitutes Good Reason occurred.

2. Termination after a Change in Control.

(a) Cash benefit. Notwithstanding any other provisions in this Agreement, if the Employee’s employment terminates involuntarily but without Cause (as defined in Section 1) or voluntarily but with Good Reason (as defined in Section 1), in either case within 12 months after a Change in Control, the Bank shall make a lump-sum cash payment equal to one (1) times the Employee’s base salary in effect at the time of the Change in Control or if higher his base salary at the time the Employee terminates employment following a Change in Control. Unless delayed under paragraph (b) below, the payment required under this Section 2 shall be made within five (5) business days after the Employee’s termination of employment.

(b) Payment of the cash benefit. If the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time his employment terminates and the cash severance benefit under this Section is considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under this Section 2 shall be delayed and shall be made to the Employee in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Employee’s employment terminates.

3. Non-Disclosure of Confidential Information.

(a) Non-Disclosure of Confidential Information. Except in the course of his employment with Employer and in pursuit of the business of Employer, Employee shall, at all times during and following the term of this Agreement abide by all policies of Employer which prohibit or control the disclosure or use for any purpose of any confidential information or proprietary data of Employer or any of its subsidiaries or affiliates. Employee agrees that, among other things and without limiting the definition of confidential information or proprietary data, all information concerning the identity of, and Employer’s relationships with, its customers, borrowers, and prospects is confidential and proprietary information.

(b) Specific Performance. Employee agrees that Employer does not have an adequate remedy at law for the breach of this section reiterating Employee’s obligation to comply with all policies of Employer which prohibit or control the disclosure or use for any purpose of any confidential information or proprietary data of Employer or any of its subsidiaries or affiliates, and agrees that he shall be subject to injunctive relief and equitable remedies as a result of any breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

(c) Survival. This Section 3 shall survive the termination of the Employee’s employment hereunder, the expiration of this Agreement.

4. Term and Effect Prior to Change in Control.

(a) Except as otherwise provided herein, the term of this Agreement shall include: (i) the period commencing on the Effective Date and ending December 31, 2023, plus (ii) any and all extensions of the term made pursuant to paragraphs (b) and (c) of this Section 4 (the “Term”).

(b) Beginning on December 31, 2023, and on each December 31st thereafter, the term of this Agreement shall be extended by one (1) year, so that, at the time of such extension, the term of the Agreement shall be for a period of two (2) years. Notwithstanding the foregoing, TBoP, the Company or the Employee may elect to terminate the automatic annual extension of the Term in this paragraph (b) by giving written notice of such election. Any notice given hereunder shall be effective as of the date such notice of nonrenewal is given and the Term shall be fixed at that time.

(c) Notwithstanding paragraph (b) of this Section 4, in the event of a Change in Control, the Term shall not end before the first anniversary of such Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the Employee’s employment following the expiration of the Term upon such terms and conditions as TBoP and the Employee may mutually agree.

(e) This Agreement shall not, in any respect, affect any rights of the Employer or the Employee prior to a Change in Control or any rights of the Employee granted in any other agreement, plan or arrangements. The rights, duties and benefits provided hereunder shall only become effective upon the occurrence of a Change in Control, as defined in this Agreement. Despite anything in this Agreement to the contrary, the Employee shall be entitled to no benefits under this Agreement if the Employee’s employment terminates with Cause, if the Employee dies while actively employed by the Employer.

5. Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if Employer determines in good faith that any payment or benefit received or to be received by Employee pursuant to this Agreement, or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of Employer within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Employer, in its sole discretion, to the extent necessary so that the Total Payments will be one dollar ($1.00) less than the amount which is three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code).

6. Release in Favor of Employer as a Condition Precedent. As a condition precedent to the actual payment by Employer to Employee of any amount otherwise payable under Section 2 of this Agreement, Employee must execute; deliver and, if applicable, not revoke a full release in favor of Employer and its affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to Employer; (ii) cover all actual or potential claims arising from Employee’s employment by Employer and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including if applicable the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Such release shall not affect (a) vested rights or interests; (b) claims arising under the release agreement, itself; or (c) claims not capable of release as a matter of law, including without limitation (i) workers compensation claims and (ii) claims for unemployment benefits.

7. Non-Solicitation. Employee agrees that for a period of six (6) months following his termination of employment he shall not (i) initiate contact so as to, or actually, solicit, induce, entice or persuade any actual, prospective or potential customer, client, or borrower of Employer to modify its, his relationship with Employer in any manner (including by termination) which is in any respect detrimental to Employer, or alter in any manner which is detrimental to Employer (including by termination) its, his or her course of dealing with Employer in anticipation of the establishment or expansion of a relationship with Employer, or (ii) solicit, entice or induce any person who, at any time during the one year period through such employment termination date was, or at any time during the period of six (6) months after such date is, either an employee of Employer in a senior managerial, operational or lending capacity, or a highly skilled employee with access to and responsibility for any confidential information, to become employed or engaged by Employee or any person, firm, company or association in which Employee has an interest; approach any such person for any such purpose; or authorize or knowingly approve the taking of such actions by any other person or entity. Employee acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect Employer, and that Employer’s tender of performance under this Agreement is fair, adequate and valid consideration in exchange for his promises and performance under this Section 7. Employee further acknowledges that his or her knowledge, skills and abilities are sufficient to permit him or her to earn a satisfactory livelihood without violating the provisions of this Section 7. Employee agrees that, should Employer reasonably conclude that Employee has failed to fully comply with all of the terms of this Section 7, Employer may apply to a court of competent jurisdiction for such equitable relief as Employer believes to be necessary and effective, and may pursue a claim against Employee for damages. Employee further agrees that Employee shall reimburse Employer for all legal fees incurred by Employer in (i) applying for and securing such equitable relief as is granted under the preceding sentence, and (ii) asserting and pursuing a claim for damages under the preceding sentence which is adjudicated wholly or partially in favor of Employer.

8. Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to Employee as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Employee now has or will have under any plans or programs of Employer including, but not limited to, any stock option plan, equity compensation plan, qualified retirement plan, 401(k) plan, or supplemental Employee retirement plan maintained by Employer.

9. Miscellaneous.

(a) General. This Agreement shall be the joint and several obligation of Employer and any acquiring entity which assumes Employer’s obligations under this Agreement. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal and Pennsylvania law. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by Employer and Employee, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to the business, or all or substantially all of the assets of Employer. This Agreement is personal to the Employee, and the Employee may not assign any of his rights or duties hereunder. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Employer shall, as part of any Change in Control involving an acquiring entity or successor to Employer, obtain an enforceable assumption in writing by (i) the entity which is the acquiring entity or successor to Employer in the Change in Control and (ii) if the acquiring entity or successor to Employer is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of Employer under this Agreement, and shall provide a copy of such assumption to the Employee prior to, or contemporaneous with, any Change in Control.

(b) Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date which is six months following the termination of Employee’s employment with Employer (or the earliest date which is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to Employee under this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner which is determined by the Employer in consultation with Employer’s professional advisers not to cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 9(b) in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 9(b) without any interest. Employer shall consult with Employee in good faith regarding the implementation of this Section 9(b), PROVIDED, HOWEVER, that none of Employer, its directors, its employees or its advisors shall have any liability to Employee with respect to this paragraph (b).

(c) Regulatory Limitations. In no event shall the Employer be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

10. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Employee any rights or impose any obligations to continued employment by the Employer or any subsidiary or successor of the Employer.

11. Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

12. Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

IN WITNESS WHEREOF, Employer caused this Amended and Restated Change in Control Agreement to be signed by its duly authorized representative pursuant to the authority of its Board of Directors, and Employee has personally executed this Agreement, all as of Effective Date.

/s/ Jeffrey T. Hanuscin
Jeffrey T. Hanuscin

THE BANK OF PRINCETON

By:	/s/ Richard Gillespie

PRINCETON BANCORP, INC.

By:	/s/ Richard Gillespie